[Letterhead of Baker, Donelson, Bearman, Caldwell & Berkowitz]

June 13, 2008

Dollar General Corporation

100 Mission Ridge

Goodlettsville, Tennessee 37072

Re:

Registration Statement on Form S-8 in connection with the 2007 Stock Incentive Plan for

Key Employees of Dollar General Corporation and its Affiliates

Ladies and Gentlemen:

This opinion is rendered for use in connection with the Registration Statement on Form S-8 (the “Registration Statement”), relating to the 2007 Stock Incentive Plan for Key Employees of Dollar General Corporation and its Affiliates (the “Plan”), to be filed by Dollar General Corporation, a Tennessee corporation (the “Company”), with the Securities and Exchange Commission on or about June 13, 2008.  The Registration Statement relates to 3,500,000 shares (the “Shares”) of the Company’s Common Stock, $0.50 par value, for issuance under the Plan.

We hereby consent to the filing of this opinion as Exhibits 5 and 23.1 to the Registration Statement and to the reference to our name in the Registration Statement.

As counsel to the Company, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such statutes, documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary for the purpose of this opinion, including the Company’s Charter and Bylaws and the record of the proceedings of the directors of the Company.

Based upon the foregoing, we are of the opinion that the Shares that may be issued and sold from time to time in accordance with the Plan have been duly authorized for issuance and will, when issued, sold and paid for in accordance with the Plan, be legally issued, fully paid and non-assessable.

Very truly yours,

/s/ BAKER, DONELSON, BEARMAN,
CALDWELL & BERKOWITZ, P.C.